                              TWELFTH AMENDMENT AND
                              FORBEARANCE AGREEMENT

         This Twelfth Amendment and Forbearance Agreement ("Agreement") is
entered into as of December 18, 2001, between Atchison Casting Corporation, a
Kansas corporation (the "Borrower"), Harris Trust and Savings Bank ("Harris"),
as Agent (Harris in such capacity being hereinafter referred to as the "Agent"), and each Bank currently party to the Credit Agreement hereinafter identified and defined (the term "Bank Group" as used herein to mean each Bank now and from time to time hereafter party to the Credit Agreement and the Agent under the
Credit Agreement for such Banks).

                                   BACKGROUND

          A. The Borrower, the Banks party thereto and the Agent entered into an
Amended and Restated Credit Agreement dated as of April 3, 1998 (such Credit
Agreement, as the same has been amended, waived, or otherwise modified prior to the date hereof, being referred to herein as the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

          B. The Borrower and Teachers Insurance and Annuity Association of
America ("TIAA") executed and delivered that certain Note Purchase Agreement, dated July 29, 1994 (such Note Agreement, as the same has been amended, waived or otherwise modified prior to the date hereof, being referred to herein as the
"Note Agreement"), pursuant to which TIAA purchased $20,000,000 in aggregate principal amount of the Borrower's 8.44% Senior Notes due July 29, 2004
("Teachers' Notes").

          C. The Borrower, TIAA, the Bank Group, and Harris entered into that certain Intercreditor and Collateral Agency Agreement (as amended, the
"Intercreditor Agreement"), dated February 15, 2000, pursuant to which Harris was appointed as collateral agent (Harris, in such capacity, being the
"Collateral Agent").

          D.    As of the date hereof,  the Borrower is not in compliance with the Credit Agreement as described on Schedule I attached hereto (collectively, the "Existing Defaults").

          E. The Borrower, Guarantors, Bank Group, TIAA and the Collateral Agent
intend to enter into a Cash Collateral Use Agreement (the "Cash Collateral Use
Agreement") to govern the use of the proceeds of the Collateral.

          F. The Borrower has requested that the Bank Group temporarily waive, or at least temporarily forbear from enforcing its rights and remedies with respect to, the Existing Defaults during the period (such period, as the same may be terminated earlier pursuant to the terms hereof, being hereinafter referred as the "Standstill Period") ending on June 30, 2002 (the "Standstill
Expiration Date"), on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, upon the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Bank Group agree as follows:

          1.    Forbearance.  Subject to the terms and conditions of this Agreement, unless and until a Standstill Termination occurs:

               (a) Credit shall remain available under and subject to the Credit
          Agreement as modified hereby to the Borrower; and

               (b) The Bank Group will not enforce collection of the Obligations or enforce its Liens on the Collateral or exercise any other right or remedy available under the Loan Documents or otherwise against the
          Borrower or any Subsidiary by virtue of (i) the Existing Defaults and
          (ii) continued noncompliance with the covenants therein referenced.

          2.    Amendments.  Subject to the terms and conditions of this  Agreement, unless and until a Standstill Termination occurs the Credit Agreement is hereby amended as follows:

               (a) Section 1.1(b)(iv) of the Credit Agreement is hereby amended by inserting immediately at the end of the first sentence thereof the following:

                  ; provided that if at the time of such request the aggregate
                  Original Dollar Amount of all Revolving Loans, the aggregate undrawn face amount of Letters of Credit and the aggregate unpaid Reimbursement Obligations at any time exceed
                  $70,000,000 each Bank that has a temporary increase in
                  Commitments under Section 1.14 hereof shall make a Revolving
                  Loan in an amount equal to such Bank's Temporary Commitment
                  Percentage (as defined in Section 1.14).

          3. Paragraph 3 of the Eleventh Amendment and Forbearance Agreement
("Eleventh Amendment") and Paragraph 2 of the Tenth Amendment and Forbearance
Agreement ("Tenth Amendment") are hereby amended in their entirety to read as follows:

                Maximum Exposure. During the Standstill Period, and subject to the further provisions of this Paragraph 3, the Borrower must not at any time permit the aggregate principal amount outstanding on the Loans (including Swing
Loans) and Letters of Credit to exceed the lesser of (i) $75,487,626.39 (as such amount is reduced from time to time pursuant to the terms of the Credit
Agreement and this Agreement, the "Maximum Exposure Cap") and (ii) the Borrowing
Base as in effect from time to time. The Banks agree that, subject to the further provisions of this Agreement, the temporary increase in Commitments
(shown, for convenience, on Schedule II attached hereto) under Section 1.14 of the Credit Agreement shall continue in effect during the Standstill Period in the percentages set forth in clause (b) of the last sentence of Section 1.14 of the Credit Agreement. The Borrower shall immediately make such payments as are necessary to assure that the outstanding Loans (including Swing Loans) and
Letters of Credit

do not exceed the lesser of (i) Maximum Exposure Cap and (ii) the Borrowing Base
as in effect from time to time.

          4. Commitment Reductions. (a) On January 31, 2002 a portion of the
Commitments (and, accordingly, the Maximum Exposure Cap) shall automatically terminate in an amount necessary, if any, so that after giving effect to such termination, the remaining Commitments (and, accordingly, the Maximum Exposure
Cap) shall not exceed $72,487,626.39. On March 31, 2002 a portion of the
Commitments (and, accordingly, the Maximum Exposure Cap) shall automatically terminate in an amount necessary, if any, so that after giving effect to such termination, the remaining Commitments (and, accordingly, the Maximum Exposure
Cap) shall not exceed $70,487,626.39.

                   (b) All reductions in the Commitments required by this
         paragraph 4 shall be applied first to terminate the temporary increase in Commitments under Section 1.14 of the Credit Agreement of each bank whose Commitment was temporarily increased pro rata in accordance with the respective amounts of such Banks' temporary increases and then applied to terminate the remaining Commitments of each Bank pro rata in accordance with such remaining Commitments. If the aggregate principal amount of the outstanding Loans (including Swing Loans) and Letters of
         Credit exceed the Commitments as reduced by this paragraph 4, the
         Borrower shall immediately and without notice or demand, pay the amount of such excess to the Agent as a prepayment of the Loans and, if necessary, a prefunding of Letters of Credit (with such payment applied to the Obligations as required by the Credit Agreement (after giving effect to, among other things, this Amendment).

          5.    Paragraph 3 of the Tenth Amendment is hereby amended in its entirety to read as follows:

                Interest and Fees.  Notwithstanding  anything in any Credit
Document to the contrary,  but subject to the further provisions of this Agreement:

                   (a) Interest shall accrue on Loans made available as Domestic
         Rate Loans (x) through the Standstill Period at the rate per annum determined by adding the 2% to the Domestic Rate as from time to time in effect (payable weekly on the first Business Day of each calendar week) and (y) after the Standstill Period until paid at the rate per annum determined by adding 4% to the Domestic Rate from time to time in effect.

                   (b) Accrued but unpaid interest on the Loans shall be due and payable on the first Business Day of each calendar week and at maturity
         (whether by acceleration or otherwise).

                   (c)     No Loan shall be advanced as a Eurocurrency Loan.

                   (d)     Section 2.1(a) of the Credit  Agreement and  paragraph
         3(e)  of the Tenth  Amendment and  Forbearance  Agreement  are each  hereby amended in their  entirety  to read as  follows:  [Intentionally
         Omitted].

                   (e) In addition to any fees the Borrower is currently
         obligated to pay the Agent, the Borrower agrees to pay to the Agent for its own use and benefit a non-refundable agency fee of $10,000 on the first Business Day of each calendar month commencing with January 2,
         2002.

          6.    Asset Sales.  Paragraph 6 of the Eleventh Amendment and
Forbearance  Agreement is hereby amended in its entirety to read as follows:
[Intentionally Omitted.]

          7.    Paragraph 6 of the Eleventh  Amendment and Paragraph 4 of the
Tenth Amendment are hereby amended in their entirety to read as follows:

                Asset Sales and Reduction in Commitments. The Borrower hereby requests that the Banks consent to the sale of certain assets of the Borrower and its Subsidiaries from time to time as identified by category in the further provisions of this paragraph 7 and agree to release their Liens under the
Collateral Documents on the Property so sold. Consent is hereby given to the sale of Property and agreement is hereby made to the release of such Liens on the Property so sold, if and only if such property is identified by category in the further provisions of the paragraph 7 and the Agent receives, out of the proceeds of such sale, for application to the Obligations, an amount equal to the percentage of the net proceeds of such sale ("net proceeds" for such purposes to mean the gross proceeds of any such sale less only those ordinary and necessary capital gains taxes and out-of-pocket transaction expenses in each case directly incurred and payable by the Borrower and its Subsidiaries as a result of such sale) specified in the further provisions of this paragraph 7.
Notwithstanding the foregoing, the terms of the sale of (i) any Subsidiary or
(ii) assets (either individually or in the aggregate with other assets sold as a group) with either a fair market value or book value in excess of $250,000 must be approved by the Required Lenders. If the Borrower or any Subsidiary shall in connection with any asset sale accept a note or similar instrument, an equity interest or other non-cash compensation in lieu of cash, the Borrower or such
Subsidiary shall take all such actions reasonably requested by the Agent to confirm that the Collateral Agent's security interest in such note, instrument, equity interest or other non-cash compensation, as applicable, continues to be perfected.

         A portion of the Commitments shall terminate on the Business Day on which the Borrower or any of its Subsidiaries receives (i) the proceeds of any sale, transfer or other disposition (whether voluntary or involuntary) by the
Borrower or any of its Subsidiaries of any asset relating to the Jahn Foundry
(other than sales, transfers or other dispositions of inventory in the ordinary course of business), (ii) the net proceeds of any sale, transfer or other disposition (whether voluntary or involuntary) by the Borrower or any of its
Subsidiaries of any equipment or on account of any damage, destruction or condemnation of any equipment (other than sales, transfers or other dispositions of equipment (A) covered by clause (i) above or (v) below, (B) with a fair market value in excess of $50,000 that are concurrently with such sale, transfer or other disposition replaced with equipment performing similar functions or (C)
with a fair market value of less than $50,000), (iii) the net proceeds of any business interruption or insurance policies protecting the Borrower and its
Subsidiaries from acts and omissions of their respective past or present officers and employees or any insurance settlements with respect thereto, (iv)
any tax refund, or (v) the net proceeds of any sale, transfer or other disposition of any asset located at Los Angeles Die Casting Inc. or Gilmore
Industries, Inc. or any other facility that has been sold

or closed or any real property located at facilities that have been closed or sold or on account of any damage, destruction or condemnation of any asset
(other than sales, transfers or other dispositions of inventory in the ordinary course of business and dispositions covered under clause (i) or (ii) above) (the sums described in the immediately preceding clauses (i)-(v) being hereinafter referred to as "Liquidation Proceeds"), in each case by an amount equal to the percentage of such proceeds set forth below next to such category:

                                            COMMITMENT REDUCTION AS        PERCENT TO BE APPLIED TO TEACHER'S
          PROCEEDS CATEGORY                   A PERCENT OF PROCEEDS                     NOTE

       Clause (i) Jahn Foundry                     87.12%                               12.88%
       Clause (ii) Equipment                       87.12%                               12.88%
       Clause (iii) Insurance                      52.28%                                7.72%
       Clause (iv) Tax Refund                      43.56%                                6.44%
       Clause (v)                                  52.28%                                7.72%
       Miscellaneous Asset
       Sales

All reductions in the Commitments required by this paragraph 7 shall be applied first to terminate the temporary increase in Commitments under Section 1.14 of the Credit Agreement of each Bank whose Commitment was so temporarily increased pro rata in accordance with the respective amounts of such Banks' temporary increase and then applied to terminate the remaining Commitments of each Bank pro rata in accordance with such remaining Commitments. If the aggregate principal amount of the outstanding Loans (including Swing Loans) and Letters of
Credit exceed the Commitments as reduced by this paragraph 7, the Borrower shall immediately and without notice or demand, pay the amount of such excess out of such proceeds to the Agent as a prepayment of the Loans and, if necessary, a prefunding of Letters of Credit (with such payment applied to the Obligations as required by the Credit Agreement (after giving effect to, among other things, this Amendment)).

         The Borrower covenants and agrees to enter into an amendment and forbearance agreement with TIAA containing provisions in which it agrees to repay TIAA a portion of the Teacher's Note in an amount not in excess of that percentage of such proceeds as set forth above next to the applicable category.
In addition, the Borrower covenants and agrees not to amend or otherwise modify such provision with TIAA without the prior written consent of the Required
Banks. The balance of any such proceeds (after giving effect to the repayment of the Obligations owing the Bank Group and the Teacher's Note as required above)
(the "Excess Funds") shall be deposited with the Collateral Agent under the Cash
Collateral Use Agreement and held in a separate Cash Collateral Account (as defined in the Cash Collateral Use Agreement). If the Borrower is in compliance with the Minimum Cumulative EBITDA requirements contained in paragraph 11 hereof through December 31, 2001 and provided that the Standstill Period has not ended, the Collateral Agent is authorized to transfer the Excess Funds from the
Cash Collateral Account to the extent permitted by the Cash Collateral Use
Agreement. If the Borrower is not in compliance with the Minimum Cumulative
EBITDA requirements contained in paragraph 11 hereof through December 31, 2001 or if the Standstill Period has expired, a portion of the Commitments shall terminate by an amount equal to 87.12% of such Excess Funds and the Collateral
Agent is directed to repay the Obligations in an amount equal to 87.12% of such
Excess Funds.

          8.    Paragraph 8 of the Eleventh  Amendment and Paragraph 9 of the
Tenth Amendment are hereby amended in their entirety to read as follows:

                Information. The Borrower and its Subsidiaries shall furnish to the Bank Group such information as any member of the Bank Group may reasonably request regarding the Borrower or any Subsidiary and its business, operations, and financial condition, as and when reasonably requested by any member of the
Bank Group, and without any such request, the Borrower shall furnish to the Bank
Group:

                   (a) as soon as available, and in any event no later than 30 days after the close of each calendar month (commencing November 2001), a consolidated balance sheet of the Borrower as at the close of such month and a consolidated income statement and consolidated statement of cash flows of the Borrower for the month and for the fiscal year-to-date then ended, each in the same form as the monthly financial statements currently furnished by the Borrower;

                   (b) as soon as available, and in any event no later than the
         3rd Business Day at each week a report containing weekly updates of sales by plant and invoices and no later than 30 days after each month a report containing a rolling monthly update of inventory, prepared in reasonable detail by the Borrower and its North American Subsidiaries in a form acceptable to the Agent and certified by the Borrower's chief financial officer;

                   (c) no later than the first Monday of each month (commencing with January 7, 2002) a 12-week cash flow projection for the Borrower and its North American Subsidiaries;

                   (d) as soon as available, and in any event not later than the
         30th day of each month an inventory certificate and an accounts receivable and accounts payable aging report, each prepared in reasonable detail by the Borrower and its North American Subsidiaries in a form acceptable to the Agent and certified to by the Borrower's chief financial officer;

                   (e) as soon as available, and in any event no later than
         January 31, 2002 a written plan detailing the Borrower's contingency business plan in the event the Borrower is unable to meet its Budget as provided in the Cash Collateral Use Agreement and a written analysis of the cash necessary to support the Borrower and its Subsidiaries in such contingency business plan through June 30, 2002, in a form acceptable to the Agent; and

                   (f) as soon as available, and in any event no later than the time periods set forth in the Credit Agreement, all other reports and financial information required to be delivered by the Borrower under
         Section 7.6 of the Credit Agreement.

          9.    Reduction in Commitments.  Paragraph 7 of the Tenth  Amendment
and Forbearance  Agreement is hereby amended to the extent  necessary to provide that the  Commitment  terminations  provided  therein  shall not apply during the Standstill Period.

         10.    Paragraph 9 of the Eleventh  Amendment and  Paragraph 11  of the
Tenth Amendment are hereby amended in their entirety to read as follows:

                Dividends, Redemptions and Investments. Neither the Borrower nor
any Subsidiary shall declare, pay or otherwise make any dividend or other distribution in respect of, or otherwise acquire or retire, any of its capital stock; provided, however, that the foregoing shall neither apply to nor operate to prevent Wholly Owned Subsidiaries from declaring and paying dividends to the
Borrower or any domestic Subsidiary during the Standstill Period. Neither the
Borrower nor any Subsidiary organized under the laws of any state of the United
States or under the laws of Canada shall make a further Investment in any
Subsidiary not organized under the laws of any state of the United States or under the laws of Canada.

         11. Minimum Cumulative EBITDA. The Borrower shall maintain EBITDA
(which is calculated only with respect to the Borrower and its Subsidiaries
North American operations) for each period commencing on July 1, 2001 and ending on a date set forth below at not less than the amount set forth below immediately to the right of such period:

                                                              CUMULATIVE EBITDA MUST EQUAL OR
                              FOR PERIOD ENDED                            EXCEED:

                           July 31, 2001                                     ($839,000)
                           August 31, 2001                                     $395,000
                           September 30, 2001                                $1,628,000
                           October 31, 2001                                  $3,333,600
                           November 30, 2001                                 $5,333,400
                           December 31, 2001                                 $5,650,000
                           January 31, 2002                                  $6,650,000
                           February 28, 2002                                 $8,350,000
                           March 31, 2002                                   $10,850,000
                           April 30, 2002                                   $12,675,000
                           May 31, 2002                                     $15,000,000
                           June 30, 2002                                    $17,400,000

         12. Title Commitments. The Borrower shall supply to the Collateral
Agent at the Borrower's cost and expense no later than January 15, 2002 mortgagee's commitments of title insurance (with such specimen endorsements as the Collateral Agent shall reasonably request) from Chicago Title Insurance
Company ("CTIC") (the "Title Commitments") pursuant to which CTIC is committed, upon payment of the title insurance premiums, to issue title insurance policies that will insure the validity of each mortgage and deed of trust previously delivered by the Borrower or any Subsidiary to the Collateral Agent and its
status as a first Lien (subject to permitted Liens) on the real property encumbered thereby which Title Commitments shall have an expiration date no earlier than April 30, 2002.  On or prior to April 30, 2002 the Borrower shall at the Borrower's cost and expense obtain from CTIC an extension of the expiration date of the Title Commitments to a date no earlier than October 31,
2002.

         13. Insurance Proceeds. The Borrower shall use reasonable efforts to provide at the Borrower's cost and expense no later than January 15, 2002 a first prior perfected security interest in favor of the Collateral Agent in all business interruption and all insurance policies protecting the Borrower and its
Subsidiaries from acts and omissions of their respective past or present officers or employees. The Borrower acknowledges and agrees that such Liens shall be granted to the Collateral Agent for the ratable benefit of the Bank
Group and TIAA in accordance with the terms in the Intercreditor Agreement and shall be valid and perfected Liens subject, however, to any prior Liens on such property permitted by the Credit Agreement. The Borrower agrees to execute and to cause its Subsidiaries to execute all such documents reasonably requested by the Collateral Agent to provide for such pledge.

         14. GE Capital. The Borrower shall use reasonable efforts to provide at the Borrower's cost and expense no later than January 15, 2002 a perfected security interest in favor of the Collateral Agent in all property of the
Borrower which is currently pledged to secure the existing financing with
General Electric Capital Corporation. In addition, the Borrower shall use reasonable efforts to provide at the Borrower's cost and expense no later than
January 15, 2002 a perfected security interest in favor of the Collateral Agent in the real estate of the Borrower in Atchison, Kansas and St. Joseph, Missouri
commonly known respectively as the Atchison Foundry and St. Joseph Machine Shop.
The Borrower acknowledges and agrees that such Liens shall be granted to the
Collateral Agent for the ratable benefit of the Bank Group and TIAA in accordance with the terms in the Intercreditor Agreement and shall be valid and perfected Liens subject, however, to any prior Liens on such property permitted by the Credit Agreement and Liens in favor of General Electric Capital
Corporation, in each case pursuant to one or more collateral documents from such persons, each in form and substance satisfactory to the Collateral Agent.

         15. Borrowing Base Definitions. The following terms when used herein have the following meanings: "Borrowing Base" means, as of any time it is to be determined, (a) 80% of the net book value of Eligible Accounts plus (b) 50% of the value of Eligible Inventory consisting of raw materials or finished goods plus (c) 25% of Eligible Inventory consisting of work-in-process, plus (d) the
Allowable Over Advance minus (e) the aggregate principal amount outstanding under the Teachers' Note.

          "Allowable Over Advance" means $57,000,000 plus after the sale of any
          Subsidiary, an amount equal to the positive difference, if any, between (i) the dollar amount of assets of such Subsidiary that was part of the Borrowing Base of the end of the month prior to the month in which such Subsidiary was sold minus (ii) amount equal to the sum of the Commitment reductions which resulted from such sale plus the amount of principal reductions on the Teacher's Note which resulted from such sale.

          "Eligible Account" means each account receivable of the Borrower and its North American Subsidiaries that: (a) arises out of the sale by such company of inventory delivered to and accepted by, or out of the rendition of services fully performed by such

          company and accepted by, the account debtor on such account receivable, and in each case such account receivable otherwise represents a final sale; (b) is an asset of such company to which it has good and marketable title, is freely assignable, is subject to a perfected, first priority Lien in favor of the Collateral Agent, and is free and clear of any other Lien; (c) the account debtor thereon is not a Subsidiary or an affiliate of any such company; and (d) is not unpaid more that ninety (90) days after the original due date of the applicable original invoice.

         "Eligible Inventory" means all raw materials, work-in-process, and finished goods inventory of the Borrower and its North American
         Subsidiaries (other than packaging, crating and supplies inventory), provided that such inventory: (a) is an asset of such company to which it has good and marketable title, is freely assignable, is subject to a perfected, first priority Lien in favor of the Agent, and is free and clear of any other Lien other than Liens permitted by the Credit
         Agreement; and (b) is located in the United States or Canada.

         16. Loan Documents Remain Effective. Except as expressly set forth in this Agreement, the Credit Documents remain unchanged and in full force and effect. Without limiting the foregoing, the Borrower and its Subsidiaries shall comply with all of the terms, conditions, and provisions of the Credit Documents as modified hereby except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement.

         17. Paragraph 11 of the Eleventh Amendment and Paragraph 15 of the
Tenth Amendment are hereby amended in their entirety to read as follows:

                Standstill Termination. As used in this Agreement, "Standstill
Termination" means the occurrence of the Standstill Expiration Date, or, if earlier, the occurrence of any one or more of the following events: (a) any
Event of Default occurs other than the Existing Defaults and other than the continued noncompliance with the covenants referenced in Schedule I; (b) any failure (other than any failure constituting an Existing Default) by the
Borrower or any Subsidiary for any reason to comply with any term, condition, or provision contained in this Agreement or any other Credit Document executed by it; (c) any holder of the Teachers' Notes or any other holder of Debt in excess of $100,000 of the Borrower or any Subsidiary shall commence any action to accelerate such Debt or begin any enforcement action for the collection of such
Debt; (d) any forbearance or similar arrangements TIAA enters into with the
Borrower shall terminate; (e) any representation made by or on behalf of the
Borrower or any Subsidiary in this Agreement or any other Credit Document executed by it or in any other document delivered by it pursuant thereto proves to be incorrect or misleading in any material respect when made (other than any such misrepresentation constituting an Existing Default); (f) the refinancing and payment or other satisfaction of the Teachers' Notes without a corresponding refinancing or satisfaction of the Obligations or (g) the Borrower or any
Subsidiary is in breach of any of the obligations under the Cash Collateral Use
Agreement. The occurrence of any Standstill Termination shall be deemed an Event of Default under the Credit Agreement. Upon the occurrence of a Standstill
Termination, the Standstill Period is automatically terminated and the Bank
Group is then permitted and entitled, among other things, to enforce collection of the

Obligations, to enforce its liens on the Collateral, and to exercise any and all other rights and remedies that may be available under the Loan Documents or applicable law.

         18.    Acknowledgement of Debt;  Acknowledgement of Liens. As of the
date hereof, the following  aggregate principal amounts are outstanding on the
Revolving Loans, Swing Loans and Letters of Credit:

                                                                        AGGREGATE PRINCIPAL
                TYPE OF CREDIT:                                         AMOUNT OUTSTANDING:

                Revolving Loans                                           $67,493,208.41
                Swing Loans                                                     $0
                Letters of Credit                                          $7,228,685.00

The Borrower hereby confirms its promise to pay, and each Guarantor hereby confirms its guaranty of repayment of, the principal of and interest on the
Obligations in accordance with the terms of the Credit Agreement, as modified by this Agreement, without defense, set-off, counterclaim or reduction of any nature whatsoever. The Borrower represents there are currently no Events of
Default other than the Existing Defaults. The Borrower and each Guarantor hereby acknowledges and confirms that: (i) the Obligations will continue to be secured by Liens on all accounts, chattel paper, instruments, documents, general intangibles, investment property, deposits, inventory, equipment and substantially all other assets and properties of the Borrower pursuant to the mortgages, security agreements and other instruments and documents heretofore executed and delivered by the Borrower and the Guarantors to or for the benefit of the Bank Group; (ii) such mortgages, security agreements and other instrument and documents, and the rights and remedies of the Bank Group thereunder, the obligations of the Borrower and each Guarantor thereunder, and the Liens created and provided for thereunder, in each case remain in full force and effect and shall not be affected, impaired or discharged hereby; and (iii) nothing herein contained shall in any manner affect or impair the priority of the Liens interests created and provided for thereby as to the obligations which would be secured thereby prior to giving effect to this Agreement.

         19. Release. In consideration of the Required Bank's execution of this
Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, (x) the Borrower and each Guarantor hereby acknowledges that it has no defense, counterclaim, offset, cross-complaint, claim, or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to pay or perform any of the Obligations, or to pay or perform any of its other obligations with respect to any other loans or other extensions of credit or financial accommodations made available to or for its account by any one or more members of the Bank Group, or to seek affirmative relief or damages of any kind or nature from the Bank Group other than the reservation of rights set forth in Paragraph 24 hereof, and (y) the Borrower and each Guarantor does hereby fully, unconditionally, and irrevocably forever relieve, relinquish, release, waive, discharge, and hold harmless the Bank Group and each of its members and each of its member's current and former shareholders, directors, officers, employees, agents, attorneys, successors, and assigns of and from any and all claims, debts, actions, causes of action,

                                       10

liabilities, demands, obligations, promises, acts, agreements, costs, expenses
(including but not limited to reasonable attorneys' fees) and damages of whatsoever kind and nature, whether now known or unknown, based upon, resulting from, arising out of, or in connection with loans or other extensions of credit or financial accommodations made by any one or more members of the Bank Group from time to time to or for the account of the Borrower or any Subsidiary, including, without limitation, any Loans made under, and Letters of Credit issued under, the Credit Agreement or in any way connected with or related to any other instrument or document executed or delivered in connection therewith and/or the administration or collection thereof and/or collateral therefor or guaranties thereof.

         20. No Waiver and Reservation of Rights. The Bank Group is not waiving the Existing Defaults, but is simply agreeing to forbear from exercising its rights with respect to the Existing Defaults to the extent expressly set forth in this Agreement. The Bank Group is not obligated in any way to continue beyond the Standstill Period to forbear from enforcing its rights or remedies, and the
Bank Group is entitled to act on the Existing Defaults after the occurrence of a
Standstill Termination as if such defaults had just occurred and the Standstill
Period had never existed. The Bank Group makes no representations as to what actions, if any, the Bank Group will take after the Standstill Period or upon the occurrence of any Standstill Termination, an Event of Default, or an event which with notice or lapse of time, or both, would constitute an Event of
Default, and the Bank Group must and does hereby specifically reserve any and all rights and remedies it has (after giving effect hereto) with respect to the
Existing Defaults and each other Event of Default that may occur.

         21. Integration. This Agreement is intended by the Bank Group as a final expression of its agreement as to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions of that agreement.

         22. Effectiveness. This Agreement shall take effect upon (i) its acceptance (without modification) by the Required Banks and the Borrower on or before December 18, 2001, in the spaces provided for that purpose below, (ii)
execution by the Guarantors of the acknowledgment attached hereto, (iii) the
Agent's receipt for the pro rata account of each Bank which executes this
Agreement of a non-refundable amendment fee of $100,000, (iv) the Agent's receipt for its own use and benefit of a non-refundable supplemental agency fee of $50,000 and (v) the Cash Collateral Use Agreement shall be executed and delivered, which Cash Collateral Use Agreement shall be in form and substance satisfactory to the Agent and the Banks. By its acceptance hereof, the Borrower and each Guarantor hereby represents that it has duly considered the consequences of this Agreement after consultation with counsel and such other advisors as it deems appropriate under the circumstances, it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that the same does bind it hereto.

         23. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and
each Guarantor hereby submits to the non-exclusive jurisdiction of the United
States District Court for the Northern District of Illinois and of any Illinois
State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may
                                       11

now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, EACH GUARANTOR,
THE AGENT, AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY
JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY
OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         24. Reservation of Rights. Notwithstanding anything to the contrary in this Agreement, the Credit Agreement or any Collateral Document, if at any time prior to July 5, 2002, any Bank receives, directly or indirectly, proceeds from the Burdale Financing, Liquidation Proceeds, proceeds from the sale of assets or repayments on the intercompany note from Atchison Casting UK Limited and the
Borrower files a proceeding under Title 11 of the United States Code any time prior to July 5, 2002, the Borrower reserved it right to contend that all of said proceeds received by any such Bank, less any amounts reloaned to the
Borrower, are to be treated in the bankruptcy proceeding as cash collateral and not repayments of the Loans and the Banks reserve the right to contest any such assertion and object to any use of cash collateral or any reborrowing of any
Loans. For the avoidance of doubt this Paragraph does not affect, either directly or indirectly, any proceeds received by National Westminster Bank plc from the Burdale Financing as a repayment of any amounts owing to National
Westminster Bank plc by Atchison Casting UK Limited or its subsidiaries.

         25. Miscellaneous. The Borrower shall pay all costs and expenses of the
Bank Group incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the administration of the Loan Documents and the transactions contemplated thereby, including the reasonable fees and expenses of counsel to the Bank Group. This Agreement shall be governed by and construed in accordance with Illinois law (without regard to principles of conflicts of laws).

         This Twelfth Amendment and Forbearance Agreement is entered into between the parties hereto as of the date and year first above written.

                                       ATCHISON CASTING CORPORATION

                                       By: /s/ Kevin T. McDermed

                                       Name: Kevin T. McDermed
                                       Title:VP & Treasurer

                                       12

                                       HARRIS TRUST AND SAVINGS BANK, in its individual
                                       capacity as a Bank and as Agent

                                       By:  /s/ Neil J. Golub
                                       Title: V.P.

                                       COMMERCE BANK, N.A.

                                       By: /s/ Dennis R. Block
                                       Title:  Senior Vice President

                                        US BANK NATIONAL ASSOCIATION (f/k/a Firstar Bank, N.A.),
                                          (f/k/a Firstar Bank, N.A. Overland park, f/k/a
                                          Firstar Bank Midwest, N.A., f/k/a Mercantile Bank)

                                        By:  /s/ Craig D. Buckley
                                        Title:  Vice President

                                        KEY BANK NATIONAL ASSOCIATION

                                        By: /s/ G. M. Adams
                                        Title: Vice Pres

                                       13

                                        COMERICA BANK

                                        By: /s/ Andrew R. Craig
                                        Title: Vice President

                                        HIBERNIA NATIONAL BANK

                                        By:
                                        Title:__________________________________

                                        NATIONAL WESTMINSTER BANK PLC

                                        Nassau Branch

                                        By: /s/ Pete Ballard
                                        Title: Head of Mid-Corporate Team
                                               Corporate Restructuring Unit

                                        New York Branch

                                        By: /s/ Pete Ballard
                                        Title: Head of Mid-Corporate Team
                                               Corporate Restructuring Unit

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION
                                         (successor by merger to Norwest
                                         Bank Minnesota, N.A.)

                                        By: /s/ Calvin R. Emerson
                                        Title: Vice President

                                       14

                                   SCHEDULE I
                                EXISTING DEFAULTS

     1. Noncompliance with minimum current ratio requirement set forth in
Section 7.15(a) of the Credit Agreement.

     2. Noncompliance with the minimum Stockholder's Equity requirement set forth in Section 7.15(b) of the Credit Agreement.

     3. Noncompliance with the maximum Consolidated Total Senior Debt to Total
Capitalization requirement set forth in Section 7.15 (c) of the Credit
Agreement.

     4. Noncompliance with the maximum Consolidated Total Senior Debt to Total
Capitalization ratio set forth in Section 7.15(d) of the Credit Agreement.

     5. Noncompliance with the minimum Fixed Charge Coverage Ratio set forth in
Section 7.15(e) of the Credit Agreement.

     6. Noncompliance with the maximum Senior Debt to EBITDA ratio set forth in
Section 7.15(f)(i) of the Credit Agreement.

     7. Noncompliance with the maximum Total Debt to EBITDA ratio set forth in
Section 7.15(f)(ii) of the Credit Agreement.

     8. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from a default under the indebtedness permitted by Section 7.16(b) of the Credit
Agreement.

     9. Noncompliance with Section 7.20 of the Credit Agreement resulting from the $1,000,000 intercompany advance made by the Borrower to Atchison Casting UK
Limited in August, 2001.

     10. Noncompliance with the minimum EBITDA requirement set forth in Section
10 of Tenth Amendment and Forbearance.

     11. Breach of representations and warranties reaffirmed under Section
6.2(c) of the Credit Agreement in connection with extensions of additional credit due to the noncompliance described above.

                                   SCHEDULE II
                                   COMMITMENTS

                                                 "original commitments"   "temporary increases"     Commitments
                                                  --------------------    --------------------      -----------

Harris Trust and Savings Bank                          $17,500,000.00           $2,915,301.52          $20,415,301.52

Commerce Bank, N.A.                                      9,545,454.55            1,028,929.95           10,574,384.50

Firstar Bank N.A.                                        9,545,454.55            1,028,929.95           10,574,384.50

Key Bank National Association                            9,545,454.55                    0.00            9,545,454.55

Comerica Bank                                            6,363,636.36                    0.00            6,363,636.36

Hibernia National Bank                                   6,363,636.36                    0.00            6,363,636.36

National Westminster Bank Plc                            6,363,636.36                    0.00            6,363,636.36

Wells Fargo Bank, National Association                   4,772,727.27              514,464.97            5,287,192.24
                                                        -------------             -----------           -------------

Total                                                  $70,000,000.00           $5,487,626.39          $75,487,626.39

                     GUARANTOR'S ACKNOWLEDGMENT AND CONSENT

         Each of the undersigned has heretofore executed and delivered to the
Agent and each Bank a Guaranty Agreement. Each of the undersigned hereby consents to the Twelfth Amendment and Forbearance Agreement as set forth above and confirms that its Guaranty Agreement and all of their respective obligations thereunder remain in full force and effect for the benefit of all the
Obligations (as such term is defined in the Credit Agreement and in the Guaranty
Agreements, it being understood and agreed that as so defined, such term includes the Bridge Loans). Each of the undersigned also heretofore executed and delivered various Security Agreements. Each of the undersigned hereby acknowledges and agrees that the Liens created and provided for by each Security
Agreement continue to secure, among other things, the Obligations (as such term is defined in the Credit Agreement and in the Security Agreements, it being understood and agreed that as so defined, such term includes the Bridge Loans);
and each Security Agreement and the rights and remedies of the Secured Creditors thereunder, the obligations of each of the undersigned thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of liens and security interests created and provided for by the Security Agreements as to the indebtedness which would be secured thereby prior the giving effect to the Twelfth Amendment and
Forbearance Agreement.
                                      AMITE FOUNDRY AND MACHINE, INC.
                                      PROSPECT FOUNDRY, INC.
                                      QUAKER ALLOY, INC.
                                      CANADIAN STEEL FOUNDRIES, LTD.
                                      3210863 CANADA INC.
                                      KRAMER INTERNATIONAL, INC.
                                      EMPIRE STEEL CASTINGS, INC.
                                      LAGRANGE FOUNDRY INC.
                                      THE G&C FOUNDRY COMPANY
                                      LOS ANGELES DIE CASTING INC.
                                      CASTCAN STEEL LTD.
                                      CANADA ALLOY CASTINGS, LTD.
                                      PENNSYLVANIA STEEL FOUNDRY & MACHINE COMPANY
                                      JAHN FOUNDRY CORP.
                                      INVERNESS CASTINGS GROUP, INC.
                                      DU-WEL PRODUCTS, INC.
                                      DAVIS CASTING AND ASSEMBLY, INC.
                                      CLAREMONT FOUNDRY, INC.
                                      LONDON PRECISION MACHINE & TOOL LTD.

                                      By:  /s/ Kevin T. McDermed
                                      Title: Vice President

                                      GILMORE INDUSTRIES, INC.

                                      By: /s/ Roi G. Chandy
                                      Title: Director, Special Situations